Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Jones Soda Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value per share	Other (3)	10,885,691 (2)	$0.24 (3)	$2,612,565.84	$0.0001476	$385.61
Total Offering Amount							$385.61
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$385.61

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of common stock, no par value per share (the “Common Stock”) of Jones Soda Co. (the “Company”), which become issuable under the 2022 Plan (as defined below) by reason of any stock splits, stock dividends, reorganizations, mergers, consolidations, recapitalizations or other similar transactions.

(2)         Represents an aggregate of 10,885,691 additional shares of Common Stock available for issuance under the Company’s 2022 Omnibus Equity Incentive Plan (the “2022 Plan”) as a result of increases pursuant to an “evergreen” provision contained in the 2022 Plan.

(3)         Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on the OTCQB Marketplace on May 7, 2024, which was $0.24 per share.